Exhibit 10.12

May 30, 2008

Ross Glenn Landsbaum

1507 Kelton Avenue

Los Angeles, CA

Dear Ross:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Chief Financial Officer. In this capacity, you will be reporting directly to the Company’s Chief Executive Officer. You will have the powers, authorities and duties of management usually vested in the office of the chief financial officer of a corporation, and will be the principal financial officer of the Company and its subsidiaries. All finance-related employees of the Company and its subsidiaries will report directly or indirectly to you. With your talent and experience, we look forward to you joining the Company.

Now, let me clarify the following important points concerning the terms of your employment:

1. Commencement Date. Your commencement date will be June 2, 2008 (the “Commencement Date”).

2. Cash Compensation.

a. Base Compensation. The Company will pay you a base salary at the rate of $300,000 per year. Your base compensation will be paid in accordance with the Company’s normal payroll procedures. Your base salary will be reviewed on at least an annual basis.

b. Bonus Compensation. You will be eligible to participate in the ReachLocal, Inc. Executive Bonus Plan, a copy of which is attached hereto as Exhibit A (the “Bonus Plan”). Your Participation Percentage (as such term is defined in the Bonus Plan) for 2008 will be 7.4%. For 2008, your annual bonus and quarterly bonus for the Company’s second fiscal quarter, if any, will be pro rated based on the number of days during the year and such quarter that you are employed by the Company. You understand and acknowledge that, under the Bonus Plan, bonuses are not guaranteed, but the Company agrees that it will not reduce your bonus as calculated under the Bonus Plan except to the extent that bonuses for all other participants under the Bonus Plan are similarly reduced. After 2008, you will also be eligible to participate in the Bonus Plan or any other short- or long-term bonus or incentive plan that the Company may from time to time establish for its senior executives, on a basis consistent with your position.

3. Equity Compensation. Subject to approval of the Company’s Board of Directors and its stockholders (with respect to the adoption of the 2008 Stock Incentive Plan), the Company will grant to you a stock option to purchase 278,231 shares of Common Stock of the Company (the “Option”). The exercise price for the Option shall be the fair market value of the Common Stock of the Company, as determined by the Board of Directors at the time of the grant. Such option shall be subject to the terms and conditions of the Company’s 2008 Stock Incentive Plan (a copy of which has been provided to you) and related Stock Option Agreement (a copy of which has been provided to you). The Stock Option Agreement will, among other things, provide for the vesting of the shares underlying the Option (the “Option Shares”) as follows: 25% of the Option Shares will vest on the first anniversary of the

Commencement Date. The remaining 75% of the Option Shares will vest in equal increments on a monthly basis over the subsequent thirty-six (36) months, such that the Option Shares will be fully vested in four (4) years, provided that you remain employed by the Company. The Option Shares may also become vested pursuant to the terms of the Severance Policy (as defined below) or the 2008 Stock Incentive Plan depending on the circumstances of your termination of employment. In addition and notwithstanding anything to the contrary in the Severance Policy, the 2008 Stock Incentive Plan and any other Company plans, if, other than in connection with a Change in Control, you are terminated by the Company without Cause or you terminate your employment for Good Reason within the first 24 months of the Commencement Date, 25% of the unvested Option Shares shall vest immediately prior to the termination.

4. Severance Policy. You will be eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit B, as a Group B Participant (as such term is defined in the Severance Policy).

5. Good Reason and Cause Definitions. Notwithstanding anything to the contrary in the 2008 Stock Incentive Plan, the Stock Option Agreement or any other Company plan, with respect to the Option Shares, this letter and the Severance Policy, the terms “Cause” and “Good Reason” shall have the meanings given to them in the Severance Policy (in the form attached hereto). Notwithstanding the foregoing, the Company may terminate your employment for Cause, only upon providing you with thirty (30) days prior written notice (the “Notice Period”), which notice shall identify the basis for the termination (the “Cause Notice”). Such termination shall become effective immediately upon the conclusion of the Notice Period, provided that you have not cured, by the conclusion of the Notice Period, the action purporting to give rise to Cause (the “Breach”) in the sole discretion of the Company. No Cause Notice shall be required if, in the Company’s sole discretion, the Breach is not of such a nature that it can be cured. You acknowledge that, pursuant to Section 6(b)(i) of the Severance Policy, future grants of equity awards, if any, may not be subject to the same acceleration or other rights as set forth in the Severance Policy or this letter (meaning, among other things, that the Company may elect to eliminate or modify the definitions of Cause or Good Reason in connection with such future grants).

6. Benefits. As an employee, you will be entitled to participate in a Company-sponsored medical and dental plan. Coverage under these plans begins the first day of the first month after thirty (30) days following your Commencement Date. You will also be entitled to participate in the Company’s 401(k) plan. You will be entitled to two (2) weeks of vacation per year, or such greater amount of time that is generally available to the Company’s senior executives under the Company’s vacation policies in effect from time to time. You will also be entitled to participate in all employee pension and welfare benefit plans and programs, all insurance plans, all fringe benefit plans and programs and all other plans and programs (including expense reimbursement and executive compensation programs) that are generally made available from time to time to the Company’s senior executives, with such participation to be on a basis consistent with your position. The Company will reimburse you for the reasonable attorney’s fees up to a maximum of $12,500 that you incur on or prior to the Commencement Date in connection with the negotiation of this letter and all related agreements. Such reimbursements will be paid by no later than August 1, 2008.

7. Indemnification. The Company agrees to indemnify and hold you harmless against all costs, charges and expenses whatsoever incurred or sustained by you, and to advance to you all of your fees and expenses related thereto, in connection with any action, suit or proceeding to which you may be made a party by reason of being or having been a director, officer or employee of the Company or any of its affiliates to the fullest extent permitted by applicable laws, provided that in no event shall your indemnification rights and rights to advancement of fees and expenses at any time be more or less favorable than the indemnification rights and rights to advancement of fees and expenses available to any officer or director of the Company. You will also be entitled to the protection of any directors and officers insurance policies which the Company or any of its affiliates elects to maintain generally for the benefit of the Company’s directors and officers and to be named as a covered person and beneficiary thereof to the same extent as the Company’s other directors and offices. This indemnification provision shall survive any termination of your employment.

8. Nature of Employment/Termination. Your employment with the Company is at-will, meaning that either you or the Company can terminate it at any time, with or without cause.

9. Miscellaneous. As a condition of your employment with the Company, you will furnish and will continue to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986. You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Furthermore, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this letter .

During our discussions about your proposed job duties, you assured the Company that you would be able to perform those duties within these guidelines. You further acknowledged that failure to comply with these requirements may subject you to discipline, up to and including termination.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it within two (2) business days of this letter’s date.

We look forward to working with you.

Sincerely,

ReachLocal, Inc.

By:	/s/ Michael Kline
Michael Kline, Chief Operating Officer

By signing this letter, you acknowledge that the terms described in this letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter, the Non-Disclosure Agreement and the Arbitration Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

ACKNOWLEDGED AND AGREED:

THIS 30th DAY OF MAY, 2008

/s/ Ross Landsbaum
Ross Landsbaum

Exhibit A

ReachLocal, Inc.

Executive Bonus Plan

ReachLocal, Inc.

Executive Bonus Plan

(Effective January 1, 2008)

1. Establishment and Purpose. ReachLocal, Inc., a Delaware corporation (the “Company”), hereby establishes the ReachLocal, Inc. Executive Bonus Plan (this “Plan”) to create additional incentives for certain senior executives of the Company and its subsidiaries through the award of incentive payments upon satisfaction of conditions described herein.

2. Participation. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine those senior executives of the Company and its subsidiaries who are entitled to participate in this Plan for each fiscal year (the “Participants”).

3. Administration of Plan. This Plan shall be administered by the Committee or, in the absence of a Committee, the Board of Directors of the Company (the “Board”) itself. Any power of the Committee may also be exercised by the Board. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to establish and verify the extent of satisfaction with respect to the Company revenue and EBITDA targets or other conditions applicable to bonuses (each, a “Bonus” and collectively, the “Bonuses”) awarded under this Plan; (iv) to interpret and construe this Plan, and the terms and conditions of any Bonus; (v) to approve corrections in the documentation or administration of this Plan; and (vi) to make all other determinations deemed necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations by the Committee regarding this Plan and the Bonuses shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under this Plan or any Bonus. No member of the Board shall be liable for any act, whether of commission or omission, taken in respect of this Plan or any Bonuses granted pursuant to this Plan by any other member or by any officer, agent, or employee of Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.

4. Quarterly and Annual Bonuses.

(a) Quarterly and Annual Bonus Opportunity. Subject to Section 5, for each fiscal year of the Company commencing with the year ending December 31, 2008, each Participant shall be eligible to earn quarterly and annual Bonuses equal to the product of the Participant’s Participation Percentage (as defined below) multiplied by the applicable Bonus Pool (as defined below) for the applicable quarterly or annual period.

(b) Participation Percentage. For each Participant, the “Participation Percentage” applicable to such Participant for a given fiscal year shall be the percentage established by the Committee for such fiscal year in advance of or at the time such Participant becomes eligible to participate in this Plan for such fiscal year. The sum of all Participation Percentages for all Participants for any given fiscal year shall not exceed 100%.

(c) Bonus Pool. Unless otherwise determined by the Committee, the “Bonus Pool” for each fiscal quarter and year of the Company, commencing with the fiscal quarter ending March 31, 2008 and fiscal year ending December 31, 2008, shall be based upon the Company’s achievement in such fiscal quarter or year against revenue and EBITDA targets set forth in the Company’s Operating Plan (as defined below) for such fiscal quarter or year, as the case may be, and shall be determined as follows:

(i) The Bonus Pool shall equal the sum of (A) the Revenue Pool (as defined below) multiplied by two-thirds and (B) the EBITDA Pool (as defined below) multiplied by one-third.

(ii) The “Revenue Pool” for the applicable fiscal quarter or year shall be the product of (A) the Company’s total revenues actually achieved for such period multiplied by (B) a percentage determined using the table below (or percentages, if applicable, as described in the table below) on the basis of the ratio of the Company’s total revenues actually achieved for such period to the Company’s total revenues projected to be achieved for such period in the Operating Plan:

Revenue Achievement Thresholds	Percentage Multiplier

Less than 90% of the total revenues projected to be achieved in the Operating Plan	0%

Greater than 90% but less than 95% of the total revenues projected to be achieved in the Operating Plan	0.8% of total revenues

Greater than 95% but less than 105% of the total revenues projected to be achieved in the Operating Plan	1.0% of total revenues

Greater than 105% but less than 110% of the total revenues projected to be achieved in the Operating Plan	1.0% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan, and 2.5% of total revenues in excess of such amount

110% or greater of the total revenues projected to be achieved in the Operating Plan	1.0% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan, and 5.0% of total revenues in excess of such amount

(iii) The “EBITDA Pool” for the applicable fiscal quarter or year shall be the product of (A) the Company’s total revenues actually achieved for such period multiplied by (B) a percentage determined using the table below (or percentages, if applicable, as described in the table below) on the basis of the ratio of the Company’s EBITDA Margin actually achieved for such period to the Company’s EBITDA Margin projected to be achieved for such period in the Operating Plan (which currently is referred to in such plan as “EBITDA %”):

EBITDA Margin Achievement Thresholds	Percentage Multiplier

More than 2.0% (200 basis points) lower than the EBITDA Margin projected to be achieved in the Operating Plan	0% of total revenues

More than 1.0% (100 basis points) but less than 2.0% (200 basis points) lower than the EBITDA Margin projected to be achieved in the Operating Plan

(i) 0% of total revenues (if total revenues actually achieved are less than 90% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 0.8% of total revenues actually achieved (if total revenues are greater than 90% of the total revenues projected to be achieved in the Operating Plan)

Less than 1.0% percent (100 basis points) lower but no more than 1.0% (100 basis points) higher than the EBITDA Margin projected to be achieved in the Operating Plan

(i) 0% of total revenues (if total revenues actually achieved are less than 90% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 1.0% of total revenues (if total revenues actually achieved are greater than 90% but less than 105% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 1.0% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 2.5% of total revenues in excess of such amount (if total revenues actually achieved are greater than 105% but less than 110% of the total revenues projected to be achieved in the Operating Plan ); or

(iv) 1.0% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 5.0% of total revenues in excess of such amount (if total revenues actually achieved are greater than 110% of the total revenues projected to be achieved in the Operating Plan)

More than 1.0% (100 basis points) but less than 2.0% (200 basis points) higher than the EBITDA Margin projected to be achieved in the Operating Plan	(i) 0% of total revenues (if total revenues actually achieved are less than 90% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 1.5% of total revenues (if total revenues actually achieved are greater than 90% but less than 105% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 1.5% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 3.5% of total revenues in excess of such amount (if total revenues actually achieved are greater than 105% but less than 110% of the total revenues projected to be achieved in the Operating Plan ); or

(iv) 1.5% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 6.0% of total revenues in excess of such amount (if total revenues actually achieved are greater than 110% of the total revenues projected to be achieved in the Operating Plan)

More than 2.0% (200 basis points) higher than the EBITDA Margin projected to be achieved in the Operating Plan	(i) 0% of total revenues (if total revenues actually achieved are less than 90% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 1.75% of total revenues (if total revenues actually achieved are greater than 90% but less than 105% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 1.75% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 5.0% of total revenues in excess of such amount (if total revenues actually achieved are greater than 105% but less than 110% of the total revenues projected to be achieved in the Operating Plan ); or

(iv) 1.75% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 7.5% of total revenues in excess of such amount (if total revenues actually achieved are greater than 110% of the total revenues projected to be achieved in the Operating Plan)

(iv) For purposes of this Plan, “EBITDA Margin” for any period means the percent derived by dividing (A) the Company’s earnings before interest, taxes, depreciation, amortization, and stock compensation expense for such period, by (B) the Company’s total revenues for such period. Calculations of the EBITDA Margin thresholds described above and the EBITDA Margin actually achieved for any period shall exclude any Bonus amounts payable (or projected to be paid) under this Plan.

(v) For purposes of this Plan, the “Operating Plan” means the Company’s annual operating plan or budget for the applicable fiscal as approved by the Board, and approved by the Committee for use in determining the performance criteria/thresholds under this Plan.

(d) Discretionary Adjustments. Notwithstanding anything herein to the contrary, the Bonus amount actually paid to any Participant hereunder may, be increased or reduced, by the Committee on the basis of such further considerations as the Committee shall determine (including, but not limited to, personal performance and/or the occurrence of extraordinary events affecting the Company’s revenue and/or EBITDA performance). In addition, in setting the revenue and EBITDA Margin thresholds described above and determining the Company’s achievement of such thresholds, the Committee shall have the discretion to exclude revenues and expenses related to portions or divisions of the Company’s business as the Committee deems appropriate.

(e) Quarterly Bonuses. Subject to Section 5, promptly following completion of each quarter of each fiscal year of the Company and the Committee’s receipt, review and approval of quarterly financial statements for such quarter, the Company shall pay to each Participant the Bonus due to such Participant in respect of the quarter just completed, which shall be an amount equal to 80% of the product of such Participant’s Participation Percentage and the Bonus Pool.

(f) Annual Bonus. Subject to Section 5, promptly following completion of each of the Company’s fiscal year and the Committee’s receipt, review and approval of annual financial statements for such year, the Company shall pay to each Participant the Bonus due to such Participant in respect of the fiscal year just completed, which shall be an amount equal to 20% of the product of such Participant’s Participation Percentage and the Bonus Pool for such fiscal year.

(g) Withholding. Payments made under this Plan are subject to all required federal, state and local withholding taxes.

5. Eligibility for Bonuses.

Unless otherwise determined by the Committee, a Participant must be an active employee of Company as of the date a particular Bonus (or portion thereof) is paid in order to be entitled to receive that Bonus payment. For any employee of the Company that is designated a Participant after the start of a fiscal quarter or year, the Committee may exercise discretion in determining such Participant’s eligibility to participate in Bonuses paid in respect of prior or partially completed quarters of such fiscal year.

6. Miscellaneous.

(a) Subject to applicable law, the terms of this Plan are confidential and may not be disclosed, publicized or discussed with any current or former employee of Company or any other person except a Participant’s spouse, accountant, financial advisor or attorney, who must be informed by the Participant not to further disclose the terms of this Plan.

(b) A Participant’s interest in this Plan may not be alienated, assigned or encumbered.

(c) The Committee may amend this Plan at any time and for any purpose in its sole discretion; provided that such action does not adversely affect any Participant with respect to any completed fiscal quarter or year at the time of such amendment.

(d) The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between Company and any of the Participants. Nothing in this Plan shall give any Participant the right to be retained in the employ of Company or to interfere with the right of Company to discharge any employee at any time.

(e) This Plan is an unfunded program. The Company does not have an obligation to set aside, earmark or entrust any fund, policy or money with which to pay obligations under this Plan. Amounts payable under this Plan with respect to Participants will be paid from general revenues.

(f) This Plan shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of law principles.

Exhibit B

ReachLocal, Inc.

Change in Control

and

Severance Policy for Senior Management

REACHLOCAL, INC.

CHANGE IN CONTROL AND SEVERANCE POLICY FOR SENIOR MANAGEMENT

(effective as of May     , 2008)

Section 1. Introduction. This ReachLocal, Inc. Change in Control and Severance Policy for Senior Management (the “Policy”) is effective as of May     , 2008 (the “Effective Date”). The compensation and benefits payable under the Policy are payable in connection with certain termination or change in control events that occur after the effective date of the Policy. The purpose of the Policy is to provide for the payment of severance benefits to Eligible Individuals (as defined below) of ReachLocal, Inc. (the “Company”) who incur a Separation from Service from the Company as a result of an Involuntary Termination and to provide additional certain other benefits in connection with a Change in Control (as defined below).

Section 2. Eligibility For Benefits.

(a) General Rules.

(i) Subject to the requirements set forth in this Section 2: (A) the Company will provide the benefits described in Section 4 to each Eligible Individual upon the consummation of a Change in Control, (B) the Company will provide the severance benefits described in Section 5 to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs within the one-year period (the “Protection Period”) following a Change in Control, and (C) the Company will provide the severance benefits described in Section 6 of the Policy to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs at any time other than during the Protection Period.

(ii) In order to be eligible to receive benefits under Sections 5 or 6 of the Policy, the Eligible Individual must, within 21 days following the Termination Date, execute a general waiver and release, which includes certain representations, in a form reasonably acceptable to the Company, and such general waiver and release must become effective in accordance with its terms. The Company, in its sole discretion, may modify its form of the required general waiver and release contained to comply with applicable law and will determine the form of the required waiver and general release.

(b) Exceptions to Benefit Entitlement. An Eligible Individual will not receive benefits under the Policy in any of the following circumstances, as determined by the Company in its sole discretion:

(i) The Eligible Individual has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, unless such Eligible Individual acknowledges and agrees that the severance benefits, if any, provided under this Policy are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated employment contract or agreement.

(ii) The Eligible Individual’s employment with the Company terminates, and such termination does not constitute an Involuntary Termination.

(c) Termination of Benefits. All benefits that an Eligible Individual may be or become entitled to under this Policy will terminate immediately if the Eligible Individual, at any time, violates any proprietary information or confidentiality obligation to the Company.

Section 3. Single Trigger Change in Control Benefits. Upon the occurrence of a Change in Control, 25% of the shares subject to all outstanding unvested equity compensation awards held by each Eligible Individual shall become immediately vested and non-forfeitable, effective as of immediately prior to the occurrence of such Change in Control. The remaining shares (after giving effect to the foregoing acceleration), shall continue to vest, if at all, to the extent provided in the terms of the original award.

Section 4. Change in Control Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination during the applicable Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions hereof):

(a) payment of any accrued, but unpaid Base Salary through the Termination Date, payable within 5 days following the Termination Date or sooner if required by applicable law;

(b) payment of any accrued, but unused vacation time, payable within 5 days following the Termination Date or sooner if required by applicable law;

(c) full and immediate vesting of unvested equity compensation awards held by the Eligible Individual as of immediately prior to the Eligible Individual’s Separation from Service;

(d) if the Eligible Individual is classified as a Group A Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 100% of the Eligible Individual’s Base Salary, payable ratably over 12 months following the Termination Date on the Company’s standard bimonthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to Section 4980B of the Code and the regulations thereunder (“COBRA”), payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the twelve month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source; and

(e) if the Eligible Individual is classified as a Group B Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 50% of the Eligible Individual’s Base Salary, payable ratably over 6 months following the Termination Date on the Company’s standard bimonthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the six month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source; and

Section 5. Standard Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination at any time other than during an applicable Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions hereof):

(a) payment of any accrued, but unpaid Base Salary through the Termination Date, payable within 5 days following the Termination Date or sooner if required by applicable law;

(b) payment of any accrued, but unused vacation time, payable within 5 days following the Termination Date or sooner if required by applicable law;

(c) if the Eligible Individual is classified as a Group A Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 100% of the Eligible Individual’s Base Salary, payable ratably over 12 months following the Termination Date on the Company’s standard bimonthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the twelve month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source; and

(d) if the Eligible Individual is classified as a Group B Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 50% of the Eligible Individual’s Base Salary, payable ratably over 6 months following the Termination Date on the Company’s standard bimonthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the six month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source.

(e) all outstanding equity awards then held by the Eligible Individual shall, immediately prior to such Separation from Service, vest with respect to that number of shares that would have otherwise vested during the 12 month period (for Group A Participants) or the six month period (for Group B Participants) immediately following the Termination Date had the Eligible Individual remained employed by the Company through such period.

Section 6. Right To Interpret Policy; Amendment and Termination

(a) Exclusive Discretion. The Committee will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy. The rules, interpretations, computations and other actions of the Committee will be binding and conclusive on all persons.

(b) Amendment or Termination.

(i) The Board or the Committee may amend or terminate the Policy at any time and from time to time, provided, however, that no such amendment or termination may impair the rights of an Eligible Individual hereunder (other than with respect to equity compensation awards granted after any such amendment or termination) without his or her consent.

(ii) Notwithstanding anything herein to the contrary, the Committee may amend the Policy (which amendment(s) shall be effective upon its adoption or at such other time designated by the Board or the Committee, as applicable) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section

409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Policy as in existence immediately prior to any such amendment.

Section 7. Section 409A Six-Month Delay. Notwithstanding anything to the contrary in this Policy, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 or 5 hereof, shall be paid to an Eligible Individual during the 6-month period following the Eligible Individual’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Eligible Individual’s death), the Company shall pay the Eligible Individual a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Eligible Individual during such period, plus interest credited at the applicable federal rate in effect as of the Termination Date provided for in Section 7872(f)(2)(A) of the Code

Section 8. No Implied Employment Contract. This Policy is not an employment contract. Nothing in this Policy or any other instrument executed pursuant to this Policy shall confer upon an Eligible Individual any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Individual’s employment at any time for any reason. The Company and the Eligible Individual acknowledge that the Eligible Individual’s employment is and shall continue to be at-will, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Individual and the Company.

Section 9. Successors. The Company shall have the right to assign its rights and obligations under this Policy to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Policy shall inure to the benefit and shall be binding upon the successors and assigns of the Company. An Eligible Individual shall not have any right to assign his or her obligations under this Policy and shall only be entitled to assign his or her rights under this Policy upon his or her death, solely to the extent permitted by this Policy, or as otherwise agreed to by the Company.

Section 10. Legal Construction. This Policy is intended to be governed by and will be construed in accordance with the laws of the State of California.

Section 11. Miscellaneous.

(a) Notice. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Individual, mailed notices shall be addressed to him or her at the home address or facsimile number shown on the Company’s corporate records, unless a different address or facsimile number is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Policy on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Policy.

(c) Severability. In the event that any one or more of the provisions of this Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Policy shall not be affected thereby. The parties intend to give the terms of this Policy the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(d) Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Withholding Taxes. The Company may withhold from any amounts payable under this Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 12. Definitions. For purposes of the Policy, the following terms are defined as follows:

(a) “Base Salary” means an Eligible Individual’s annual base salary as in effect at the time of the Eligible Individual’s Termination Date, determined without giving effect to any reduction in base salary that constituted Good Reason for the Eligible Individual’s termination of employment.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” will exist if an Eligible Individual is terminated by the Company for any of the following reasons: (i) the Eligible Individual’s willful failure to substantially perform the Eligible Individual’s duties and responsibilities to the Company, (ii) the Eligible Individual’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) unauthorized use or disclosure by the Eligible Individual of any proprietary information or trade secrets of the Company or any other party to which the Eligible Individual owes an obligation of nondisclosure as a result of the Eligible Individual’s relationship with the Company, (iv) the Eligible Individual’s willful material breach of any of the Eligible Individual’s obligations under any written agreement or covenant with the

Company, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company.

(d) “Change in Control” shall mean a merger or consolidation of the Company with or into another corporation, entity or person, or the sale of all or substantially all of the Company’s assets to another corporation, entity or person, where after such merger, consolidation or sale of assets, less than 50% of the capital stock or equity interests in such other corporation, entity or person are owned by persons who owned the capital stock of the Company immediately before such merger, consolidation or sale of assets; provided, however, that neither a transaction whose sole purpose is to change the state of the Company’s incorporation nor an equity financing or series of related transactions in which the Company is the surviving corporation shall constitute a “Change in Control.”

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Disability” means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders the Eligible Individual unable to perform effectively his or her duties to the Company.

(h) “Eligible Individual” means an employee of the Company or any of its subsidiaries who has been designated by the Committee as eligible to participate in the Policy and listed on Schedule A attached hereto (as amended from time to time).

(i) “Good Reason” shall mean the Eligible Individual’s resignation from employment within 90 days after the occurrence of one of the following events without the Eligible Individual’s express written consent, provided, however, that the Eligible Individual must provide written notice to the Company within 60 days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure: (i) a material diminution in the Eligible Individual’s title, authority or responsibility with the Company; provided, that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material diminution in authority or responsibility, (ii) a material reduction in the Eligible Individual’s then-current base salary; provided, however, that in no event shall a reduction of less than 15% be deemed material; provided, further, that an across-the-board reduction in salary level of all other employees in positions similar to the Eligible Individual’s by the same percentage amount as part of a general salary level reduction shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment agreement with the Eligible Individual or (iv) a material relocation by the Company of the Eligible Individual’s primary place of work; provided, however, that in no event shall a relocation of less than 40 miles be deemed material.

(j) “Involuntary Termination” means any termination of the Eligible Individual’s employment with the Company (or its successor) (i) by the Company (or its successor) for any reason other than Cause or the Eligible Individual’s death or Disability or (ii) by the Eligible Individual with Good Reason.

(k) “Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(l) “Termination Date” means the date on which an Eligible Individual incurs a Separation from Service.

Section 13. Execution. To record the adoption of the Policy as set forth herein, amended effective as of May     , 2008, ReachLocal, Inc. has caused its duly authorized officer to execute the same.

ReachLocal, Inc.

By:

Name:

Title:

SCHEDULE A

ELIGIBLE INDIVIDUALS COVERED BY THE POLICY

(effective as of May     , 2008)

Group A Participants:

1.	Zorik Gordon (Chief Executive Officer)

Group B Participants:

1.	Michael Kline (Chief Operating Officer)

2.	Rick Spitz (Chief Technology Officer)

3.	Rob Wright (VP Business Development)

4.	Adam Wergeles (General Counsel)

5.	Ross Landsbaum (Chief Financial Officer)